-------------------------------------------------------------------------------

                           FIRST STERLING BANKS, INC.

                                AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL REPORT

                               DECEMBER 31, 1996
-------------------------------------------------------------------------------

                           FIRST STERLING BANKS, INC.
                                AND SUBSIDIARIES

                         CONSOLIDATED FINANCIAL REPORT
                               DECEMBER 31, 1996
-------------------------------------------------------------------------------
                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                     ---------
INDEPENDENT AUDITOR'S REPORT.......................................................  1

FINANCIAL STATEMENTS

  Consolidated balance sheets......................................................  2
  Consolidated statements of income................................................  3
  Consolidated statements of stockholders' equity..................................  4
  Consolidated statements of cash flows............................................  5 and 6
  Notes to consolidated financial statements.......................................  7-29

                                    FIRST STERLING BANKS, INC.
                                         AND SUBSIDIARIES


                                   CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31, 1996 AND 1995

                        Assets                                        1996             1995
                       --------                                   -----------      -----------


Cash and due from banks......................................  $    5,574,568  $    5,715,903
Interest-bearing deposits in banks...........................         113,277        --
Federal funds sold and securities purchased under resell
  agreements.................................................      18,780,000      13,500,000
Securities available-for-sale................................      19,140,719      19,550,309
Securities held-to-maturity, fair value of $3,461,476 and
  $3,959,702.................................................       3,498,339       4,001,178
Loans........................................................      83,725,739      73,147,633
Less allowance for loan losses...............................       1,094,621       1,015,059
                                                               --------------  --------------
     Loans, net..............................................      82,631,118      72,132,574
                                                               --------------  --------------
Premises and equipment.......................................       5,335,670       4,654,973
Other assets.................................................       1,632,385       1,616,945
                                                               --------------  --------------
        Total assets.........................................  $  136,706,076  $  121,171,882
                                                               --------------  --------------
                                                               --------------  --------------
                   Liabilities and Stockholders' Equity
                   -------------------------------------

Deposits
  Noninterest-bearing demand.................................  $   18,707,503  $   16,908,574
  Interest-bearing demand....................................      40,005,223      31,285,182
  Savings....................................................       3,795,476       4,043,323
  Time, $100,000 and over....................................      14,979,962      11,625,480
  Other time.................................................      43,052,253      42,602,940
                                                               --------------  --------------
       Total deposits........................................     120,540,417     106,465,499

Securities sold under repurchase agreements..................         605,895        --
Other liabilities............................................         817,395       1,115,092
                                                               --------------  --------------
       Total liabilities.....................................     121,963,707     107,580,591
                                                               --------------  --------------
Commitments and contingent liabilities
Stockholders' equity

   Common stock, no par value; 10,000,000 shares authorized;
      1,355,331 and 1,211,300 issued at amount paid in.......      12,142,205      12,113,610
   Retained earnings.........................................       2,977,853       1,809,659
   Unrealized gain on securities available for sale, net of
      tax....................................................          37,311          83,022
   Treasury stock, 30,750 shares.............................        (415,000)       (415,000)
                                                               --------------  --------------
      Total stockholders' equity.............................      14,742,369      13,591,291
                                                               --------------  --------------
      Total liabilities and stockholders' equity.............  $  136,706,076  $  121,171,882
                                                               --------------  --------------
                                                               --------------  --------------

    See Notes to Consolidated Financial Statements.
                                                 2

                                          FIRST STERLING BANKS, INC.
                                              AND SUBSIDIARIES


                                      CONSOLIDATED STATEMENTS OF INCOME
                                    YEARS ENDED DECEMBER 31, 1996 AND 1995


                                                                   1996               1995
                                                               -------------      ------------


Interest Income
   Loans...................................................   $  8,439,303        $  7,348,570
   Taxabke securities......................................      1,228,815           1,240,176
   Nontaxable securities...................................        107,780              51,943
   Deposits in banks.......................................          2,893                   -
   Federal funds sold and securities purchased.............        653,536           1,063,925
     under resell agreements                                   -------------     -------------
      Total Interest Income................................     10,432,327           9,704,614
                                                               -------------     -------------
Interest expense
   Deposits................................................      4,382,921           4,086,689
   Federal funds purchased and securities sold
     under repurchase agreements...........................         10,023                 110
                                                               -------------     -------------
       Total Interest expense..............................      4,392,944           4,086,799
                                                               -------------     -------------
       Net Interest income.................................      6,039,383           5,617,815
Provision for loan losses..................................        137,500             256,000
                                                               -------------     -------------
       Net Interest Income after provision for loan losses.      5,901,883           5,361,815
                                                               -------------     -------------

Other income
  Service charges on deposit accounts......................        371,211             342,477
  Net realized losses on securities available-for-sale.....         (4,157)                  -
  Gains on sale of loans...................................        237,247             141,141
  Other operating income...................................        155,353              87,741
                                                               -------------     -------------
     Total other Income....................................        759,654             571,359
                                                               -------------     -------------
Other expense
  Salaries and employee benefits...........................      2,250,272           1,871,564
  Equipment expenses.......................................        258,614             215,644
  Occupancy expenses.......................................        267,283             232,243
  Other operating expenses.................................      1,504,305           1,303,975
                                                               -------------     -------------
     Total other expenses..................................      4,280,474           3,623,426
                                                               -------------     -------------
     Income before income taxes............................      2,381,063           2,309,748

Income tax expense.........................................        872,085             693,954
                                                               -------------     -------------
     Net Income............................................    $ 1,508,978       $   1,615,794
                                                               -------------     -------------
                                                               -------------     -------------
Net income per share of common stock.......................    $      1.09       $        1.17
                                                               -------------     -------------
                                                               -------------     -------------
Weighted average shares outstanding........................      1,380,828           1,386,862
                                                               -------------     -------------
                                                               -------------     -------------

See Notes To Consolidated Financial Statements.

                           FIRST STERLING BANKS, INC.
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                       UNREALIZED
                                                                          GAINS
                                                                       (LOSSES) ON
                                    COMMON STOCK                       SECURITIES
                              -------------------------                AVAILABLE-       TREASURY STOCK
                                             AMOUNT        RETAINED     FOR-SALE,   ----------------------
                                SHARES       PAID IN       EARNINGS    NET OF TAX     SHARES       COST         TOTAL
                              ----------  -------------  ------------  -----------  ----------  ----------  -------------
Balance, December 31,
  1994......................   1,210,800  $  12,108,000  $    285,485  $  (234,362)     --      $           $  12,159,123
  Net income................      --           --           1,615,794      --           --                      1,615,794
  Cash dividends declared...      --           --             (91,620)     --           --                        (91,620)
  Exercise of stock options.         500          5,610       --           --           --          --              5,610
  Purchase of treasury
    stock...................      --           --             --           --           25,000    (415,000)      (415,000)
  Net change in unrealized
    gains (losses) on
    securities available-for-
    sale, net of tax........      --           --             --           317,384      --          --            317,384
                              ----------  -------------  ------------  -----------  ----------  ----------  -------------
Balance, December 31,
  1995......................   1,211,300     12,113,610     1,809,659       83,022      25,000    (415,000)    13,591,291
  Net income................      --           --           1,508,978      --           --          --          1,508,978
  Cash dividends declared...      --           --            (340,784)     --                                    (340,784)
  Stock dividend............     140,531       --             --           --            5,750      --           --
  Exercise of stock options.       3,500         28,595       --           --           --          --             28,595
  Net change in unrealized
    gains (losses) on
    securities available-for-
    sale, net of tax.........     --           --             --           (45,711)     --          --            (45,711)
                              ----------  -------------  ------------  -----------  ----------  ----------  -------------
Balance, December 31,
  1996......................   1,355,331  $  12,142,205  $  2,977,853  $    37,311      30,750  $ (415,000) $  14,742,369
                              ----------  -------------  ------------  -----------  ----------  ----------  -------------
                              ----------  -------------  ------------  -----------  ----------  ----------  -------------

    See Notes to Consolidated Financial Statements.

                           FIRST STERLING BANKS, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                      1996           1995
                                                                  -------------  -------------
OPERATING ACTIVITIES
Net income......................................................  $   1,508,978  $   1,615,794
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..................................................        290,983        246,662
  Provision for loan losses.....................................        137,500        256,000
  Deferred income taxes.........................................        (25,393)      (157,180)
  Net realized losses on securities available-for-sale..........          4,157       --
  Gains on sale of loans........................................       (237,247)      (141,141)
  Proceeds from sale of loans...................................      3,078,914      1,428,564
  Loans originated for sale.....................................     (4,035,245)    (1,287,423)
  Increase in interest receivable...............................         (4,029)      (275,636)
  Increase in interest payable..................................          1,896        165,426
  Other operating activities....................................       (208,135)       190,327
                                                                  -------------  -------------
     Net cash provided by operating activities..................        512,379      2,041,393
                                                                  -------------  -------------
INVESTING ACTIVITIES
  Purchases of securities available-for-sale....................     (5,529,234)   (12,859,096)
  Proceeds from sales of securities available-for-sale..........      1,270,143       --
  Proceeds from maturities of securities available-for-sale.....      4,591,337      9,873,584
  Purchases of securities held-to-maturity......................       --           (3,099,265)
  Proceeds from maturities of securities held-to-maturity.......        502,839        708,065
  Net increase in Federal funds sold and securities purchased
    under resell agreements.....................................     (5,280,000)    (4,650,000)
  Net increase in interest-bearing deposits in banks............       (113,277)      --
  Net increase in loans.........................................     (9,442,466)    (9,395,548)
  Purchase of premises and equipment............................       (971,680)      (276,663)
                                                                  -------------  -------------
       Net cash used in investing activities....................    (14,972,338)   (19,698,923)
                                                                  -------------  -------------
FINANCING ACTIVITIES
  Net increase in deposits......................................     14,074,918     18,293,988
  Net increase in securities sold under repurchase agreements...        605,895       --
  Dividends paid................................................       (390,784)       (91,620)
  Proceeds from exercise of stock options.......................         28,595          5,610
  Purchase of treasury stock....................................       --             (415,000)
                                                                  -------------  -------------
       Net cash provided by financing activities................     14,318,624     17,792,978
                                                                  -------------  -------------

                                             5

                             FIRST STERLING BANKS, INC.
                                  AND SUBSIDIARIES

                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                         YEARS ENDED DECEMBER 31, 1996 AND 1995



                                                                        1996          1995
                                                                    ------------  ------------
Net increase (decrease) in cash and due from banks................  $   (141,335) $    135,448
Cash and due from banks at beginning of year......................     5,715,903     5,580,455
                                                                    ------------  ------------
Cash and due from banks at end of year............................  $  5,574,568  $  5,715,903
                                                                    ------------  ------------
                                                                    ------------  ------------
SUPPLEMENTAL DISCLOSURES
 Cash paid for:
   Interest.......................................................  $  4,391,048  $  3,921,373
   Income taxes...................................................  $  1,275,906  $    487,552

NONCASH TRANSACTION
  Unrealized (gains) losses on securities available-for-sale......  $     73,187  $   (410,988)

    See Notes to Consolidated Financial Statements.

                          FIRST STERLING BANKS, INC.
                              AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS

           First Sterling Banks, Inc. (the Company) is a multi-bank holding company whose business is conducted by its wholly-owned subsidiaries, The Westside Bank & Trust Company and Eastside Bank & Trust Company, (the Banks). The Banks are commercial banks located in Cobb and Gwinnett Counties, Georgia. The Banks provide a full range of banking services in their primary market areas of Cobb, Gwinnett and surrounding counties. Eastside Bank & Trust Company has a wholly-owned subsidiary, Eastside Financial Services, Inc., which originates, sells and services loans made under the Small Business Administration Program.

         BASIS OF PRESENTATION

           The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and accounts are eliminated in consolidation.

           The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

         CASH AND DUE FROM BANKS

           Cash on hand, cash items in process of collection, and amounts due from banks are included in cash and due from banks.

           The Company maintains amounts due from banks which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Securities Purchased Under Resell Agreements

           Securities purchased under resell agreements are recorded at the amounts at which the securities are acquired plus accrued interest. The Company enters into purchases of U. S. Government and agency securities under resell agreements to resell substantially identical securities.

           The amounts advanced under resell agreements represent short-term loans and are combined with Federal funds sold in the balance sheet. The securities underlying the resell agreements are delivered by appropriate entry into a third-party custodian's account designated by the Company under a written custodial agreement that explicitly recognizes the Company's interest in the securities. Securities purchased under resell agreements averaged approximately $2,334,000 during 1996 and the maximum amounts outstanding at any month-end during 1996 was $25,000,000.

         Securities

           Securities are classified based on management's intention on the date of purchase. Securities which management has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other debt securities are classified as available-for-sale and carried at fair value with net unrealized gains and losses included in stockholders' equity net of tax. Equity securities without a readily determinable fair value are carried at cost.

           Interest and dividends on securities, including amortization of premiums and accretion of discounts, are included in interest income. Realized gains and losses from the sales of securities are determined using the specific identification method.

         Loans

           Loans are carried at their principal amounts outstanding less deferred loan fees and costs and the allowance for loan losses. Interest income on loans is credited to income based on the principal amount outstanding.

           Nonrefundable loan fees and certain direct loan origination costs are deferred with the net amount recognized into income over the life of the loans as a yield adjustment.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Loans (Continued)

           The allowance for loan losses is maintained at a level that management believes to be adequate to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, composition of the loan portfolio, and other risks inherent in the portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses, and may require the Company to record additions to the allowance based on their judgment about information available to them at the time of their examinations.

           The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. Interest income is subsequently recognized only to the extent cash payments are received.

           A loan is impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the terms of the loan agreement. Individually identified impaired loans are measured based on the present value of payments expected to be received, using the contractual loan rate as the discount rate. Alternatively, measurement may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes to the valuation allowance are recorded as a component of the provision for loan losses.

         Sale of Loans

           The Company originates and sells participations in certain loans. Gains are recognized at the time the sale is consummated. The amount of gain recognized on the sale of a specific loan is equal to the percentage resulting from determining the fair value of the portion sold as compared to the fair value of the entire loan. Any material unrecognized gain is deferred and amortized into income over the term of the loan. Losses are recognized at the time the loan is identified as held for sale and the loan's carrying value exceeds its fair value.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Premises and Equipment

           Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets.

         Other Real Estate Owned

           Other real estate owned represents properties acquired through foreclosure. Other real estate owned is held for sale and is carried at the lower of the recorded amount of the loan or fair value of the properties less estimated selling costs. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for loan losses. Subsequent gains or losses on sale and any subsequent adjustment to the value are recorded as other expenses.

         Income Taxes

           Income tax expense consists of current and deferred taxes. Current income tax provisions approximate taxes to be paid or refunded for the applicable year. Deferred tax assets and liabilities are recognized for the temporary differences between the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax expense or benefit is then recognized for the change in deferred tax assets or liabilities between periods.

           Recognition of deferred tax balance sheet amounts is based on management's belief that it is more likely than not that the tax benefit associated with certain temporary differences, tax operating loss carryforwards and tax credits will be realized. A valuation allowance is recorded for those deferred tax items for which it is more likely than not that realization will not occur.

           The Company and the Banks file a consolidated income tax return. Each entity provides for income taxes based on its contribution to income taxes (benefits) of the consolidated group.

         Earnings Per Common Share

           Earnings per common share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding. In 1996, the Company declared a stock dividend. Earnings per common share have been adjusted to reflect the stock dividend for all periods presented.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
NOTE 2.  SECURITIES

         The amortized cost and fair value of securities are summarized as follows:

                                                                               GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                                 COST          GAINS       LOSSES         VALUE
                                                             -------------  -----------  -----------  -------------
Securities Available-for-Sale December 31, 1996:
U. S. Government and agency securities.....................  $   9,646,750   $  29,120    $ (39,290)  $   9,636,580
State and municipal securities.............................      3,959,320      77,659       (4,323)      4,032,656
Mortgage-backed securities.................................      5,207,151      25,611      (30,479)      5,202,283
Equity securities..........................................        269,200      --           --             269,200
                                                             -------------  -----------  -----------  -------------
                                                             $  19,082,421   $ 132,390    $ (74,092)  $  19,140,719
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------
December 31, 1995:
U. S. Government and agency securities.....................  $  11,471,143   $  85,204    $ (14,892)  $  11,541,455
State and municipal securities.............................      1,980,601      48,039      (10,286)      2,018,354
Mortgage-backed securities.................................      5,967,080      40,489      (17,069)      5,990,500
                                                             -------------  -----------  -----------  -------------
                                                             $  19,418,824   $ 173,732    $ (42,247)  $  19,550,309
                                                             -------------  -----------  -----------  -------------
                                                             -------------  -----------  -----------  -------------


                                                                              GROSS        GROSS
                                                               AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                                 COST          GAINS       LOSSES         VALUE
                                                             -------------  -----------  -----------  -------------
Securities Held-to-Maturity
December 31, 1996:
U. S. Government and agency
  securities................                                 $  3,498,339   $     599     $ (37,462)   $ 3,461,476
                                                             -------------  -----------  ------------  -----------
                                                             -------------  -----------  ------------  -----------

December 31, 1995:
U. S. Government and agency
  securities                                                 $  4,001,178   $   2,899     $ (44,375)   $ 3,959,702
                                                             ------------   -----------  ------------  -----------
                                                             ------------   -----------  ------------  -----------


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

NOTE 2.  SECURITIES (Continued)

         The amortized cost and fair value of securities as of December 31, 1996 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid with or without penalty. Therefore, these securities and equity securities are not included in the maturity categories in the following maturity summary.

                                                                                                SECURITIES
                                                         SECURITIES AVAILABLE-FOR-SALE       HELD-TO-MATURITY
                                                         ----------------------------  --------------------------
                                                           AMORTIZED        FAIR        AMORTIZED        FAIR
                                                             COST           VALUE          COST         VALUE
                                                         -------------  -------------  ------------  ------------
Due in one year or less................................  $   1,620,880  $   1,626,567  $  1,250,711  $  1,250,672
Due from one year to five years........................      8,123,631      8,140,110     2,247,628     2,210,804
Due from five to ten years.............................      2,667,989      2,693,973       --            --
Due after ten years....................................      1,193,570      1,208,586       --            --
Mortgage-backed securities.............................      5,207,151      5,202,283       --            --
Equity securities......................................        269,200        269,200       --            --
                                                         -------------  -------------  ------------  ------------
                                                         $  19,082,421  $  19,140,719  $  3,498,339  $  3,461,476
                                                         -------------  -------------  ------------  ------------
                                                         -------------  -------------  ------------  ------------

         Securities with a carrying value of $12,027,000 and $13,469,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes.

         Gains and losses on sales of securities available-for-sale consist of the following:

                                                                                    DECEMBER 31,
                                                                               ----------------------
                                                                                 1996        1995
                                                                               ---------    ---------
Gross gains..................................................................  $  --       $  --
Gross losses.................................................................     (4,157)     --
                                                                               ---------    ---------
Net realized losses..........................................................  $  (4,157)  $  --
                                                                               ---------    ---------
                                                                               ---------    ---------

         Under special provisions adopted by the Financial Accounting Standards Board in October 1995, the Company transferred $6,107,527 from securities held-to-maturity to securities available-for-sale on December 31, 1995, resulting in a net unrealized gain of $71,391 which was included in stockholders' equity at $47,118 net of related taxes of $24,273.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------
NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

         The composition of loans is summarized as follows:

                                                                         DECEMBER 31,
                                                                 ----------------------------
                                                                     1996           1995
                                                                 -------------  -------------
Commercial, financial, and agricultural........................    $19,853,352  $  14,349,228
Real estate--construction......................................     21,791,259     20,694,525
Real estate--mortgage..........................................     34,224,333     29,385,856
Consumer instalment and other..................................      8,223,197      9,039,439
                                                                 -------------  -------------
                                                                    84,092,141     73,469,048
Deferred loan fees and costs...................................       (366,402)      (321,415)
Allowance for loan losses......................................     (1,094,621)    (1,015,059)
                                                                 -------------  -------------
Loans, net.....................................................  $  82,631,118  $  72,132,574
                                                                 -------------  -------------
                                                                 -------------  -------------

    Changes in the allowance for loan losses are as follows:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1996          1995
                                                                    ------------  ------------
Balance, beginning of year........................................  $  1,015,059  $    904,201
Provision for loan losses.........................................       137,500       256,000
Loans charged off.................................................       (80,298)     (175,724)
Recoveries of loans previously charged off........................        22,360        30,582
                                                                    ------------  ------------
Balance, end of year..............................................  $  1,094,621  $  1,015,059
                                                                    ------------  ------------
                                                                    ------------  ------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

NOTE 3.  LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

         The total recorded investment in impaired loans was $322,992 and $86,781 at December 31, 1996 and 1995, respectively. There were no impaired loans that had related allowances for loan losses determined in accordance with Statement of Financial Accounting Standard No. 114 ("Accounting by Creditors for Impairment of a Loan") at December 31, 1996 and 1995. The average recorded investment in impaired loans for 1996 and 1995 was $177,432 and $53,225, respectively. Interest income recognized on impaired loans for cash payments received was not material for the years ended December 31, 1996 and 1995.

         The Company has granted loans to certain directors, executive officers, and related entities of the Company and the Banks. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan involved. Changes in related party loans for the year ended December 31, 1996 are as follows:


Balance, beginning of year......................................  $3,537,752
Advances........................................................     572,181
Repayments......................................................    (796,992)
                                                                  ----------
Balance, end of year............................................  $3,312,941
                                                                  ----------
                                                                  ----------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

NOTE 4.  PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:


                                                            DECEMBER 31,
                                                     -------------------------
                                                          1996         1995
                                                     ------------  -----------
Land                                                 $  1,470,790  $ 1,320,789
Buildings..........................................     3,906,025    3,383,819
Equipment..........................................     1,281,582    1,082,972
                                                     ------------  -----------
                                                        6,658,397    5,787,580
Accumulated depreciation....................           (1,322,727)  (1,132,607)
                                                     ------------  -----------
                                                     $  5,335,670  $ 4,654,973
                                                     ------------  -----------
                                                     ------------  -----------

NOTE 5.  EMPLOYEE BENEFIT PLANS

         The Company has a 401(k) retirement plan covering substantially all employees. Contributions to the plan charged to expense during 1996 and 1995 amounted to $19,685 and $16,364, respectively.

NOTE 6.  STOCK OPTIONS

         The Company has an incentive stock option plan with 111,500 shares of common stock reserved for options to key employees. At December 31, 1996, 7,420 common stock options were available to grant under this plan.

         The Company also reserved 73,685 shares of common stock for options to directors. At December 31, 1996, there were no options available to grant under this plan.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

NOTE 6.  STOCK OPTIONS (Continued)

         Option prices under those plans are equal to the fair value of the Company's common stock on the date of the grant. The options expire in ten years from date of grant. Other pertinent information related to the options is as follows:


                                                                                        DECEMBER 31,
                                                                       ----------------------------------------------
                                                                                1996                    1995
                                                                       ----------------------  ----------------------
                                                                                   WEIGHTED-               WEIGHTED-
                                                                                    AVERAGE                 AVERAGE
                                                                                   EXERCISE                EXERCISE
                                                                        NUMBER       PRICE      NUMBER       PRICE
                                                                       ---------  -----------  ---------  -----------
Under option, beginning of year......................................    162,765   $   10.07      63,635   $    8.22
Granted..............................................................     17,000       13.00      99,630        9.95
Exercised                                                                 (3,500)       8.17        (500)      11.22
Terminated...........................................................     (2,500)      13.00          --          --
                                                                       ---------               ---------
Under option, end of year............................................    173,765        9.92     162,765       10.07
                                                                       ---------               ---------
                                                                       ---------               ---------
Exercisable, end of year.............................................    159,265        9.64     162,765       10.07
                                                                       ---------               ---------
                                                                       ---------               ---------

                                      UNDER OPTION, END OF YEAR

                                                                      WEIGHTED-
                                                      WEIGHTED-        AVERAGE
                                                       AVERAGE        REMAINING
                                        RANGE OF      EXERCISE       CONTRACTUAL
                        NUMBER           PRICES         PRICE       LIFE IN YEARS
                        ------      --------------  -----------  -----------------
                        129,745     $  7.90--10.57   $    8.98               8
                         44,020       12.40--13.82       12.68               9
                      ---------

                        173,765
                      ---------
                      ---------

                                      OPTIONS EXERCISABLE, END OF YEAR

                       129,745      $7.90--10.57    $    8.98               8
                        29,520      12.40--13.82        12.52               9
                      --------

                       159,265
                      --------
                      --------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

NOTE 6.   STOCK OPTIONS(Continued)

    As permitted by SFAS No. 123 ("Accounting for Stock-Based Compensation"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with APB Opinion No. 25, ("Accounting for Stock Issued to Employees"). The Company recognized no compensation cost for stock-based employee compensation awards for the years ended December 31, 1996 and 1995. If the Company had recognized compensation cost in accordance with SFAS No. 123, net income and earnings per share would have been reduced as follows:

                                                                                     DECEMBER 31,
                                                                 ----------------------------------------------------
                                                                           1996                       1995
                                                                 -------------------------  -------------------------
                                                                     NET        EARNINGS        NET        EARNINGS
                                                                    INCOME      PER SHARE      INCOME      PER SHARE
                                                                 ------------  -----------  ------------  -----------
As reported....................................................  $  1,508,978   $    1.09   $  1,615,794   $    1.17
Stock-based compensation, net of related tax effect............       --           --           (151,314)      (0.11)
                                                                 ------------  -----------  ------------- -----------
As adjusted....................................................  $  1,508,978   $    1.09   $  1,464,480   $    1.06
                                                                 ------------  -----------  ------------- -----------
                                                                 ------------  -----------  ------------- -----------

    The fair value of the options was based upon the discounted value of future cash flows of the options using the following assumptions:

Risk-free interest rate                                             6.50%

Expected life of the options                                        7 years

Expected dividends (as a percent of the fair value of the stock)    2.51%




Note 7.  INCOME TAXES


The components of income tax expense are as follows:



                                                                 December 31,
                                                        ----------------------------------
                                                              1996               1995
                                                        -----------------    -------------

Current                                                 $         897,478    $     851,134
Deffered                                                          (25,393)         (48,429)
Change in valuation allowance                                          --         (108,751)
                                                        -----------------    -------------
            Income tax expense                          $         872,085    $     693,954
                                                        -----------------    -------------
                                                        -----------------    -------------
